Calculation of the Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
Notes	$20,000,000	$786.00

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

(2) Pursuant to Rule 457(p) under the Securities Act of 1933, filing fees have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3 (No. 333-134553) filed by Lehman Brothers Holdings Inc. and the other Registrants thereto on May 30, 2006, and have been carried forward, of which $786.00 is offset against the registration fee due for this offering and of which $1,137,391.66 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-134553

PRICING SUPPLEMENT NO. 700

(To prospectus dated May 30, 2006, prospectus supplement dated May 30, 2006 and underlying supplement no. FX-1 dated January 11, 2008)

U.S.$20,000,000

LEHMAN BROTHERS HOLDINGS INC.

MEDIUM-TERM NOTES, SERIES I

Buffered Return Enhanced Notes Linked to MarQCuS Portfolio A (USD) Index
Due March 1, 2011

Because these notes are part of a series of Lehman Brothers Holdings’ debt securities called Medium-Term Notes, Series I, this pricing supplement should also be read with the accompanying underlying supplement no. FX-1, dated January 11, 2008 (the “underlying supplement”), the accompanying prospectus supplement, dated May 30, 2006 (the “MTN prospectus supplement”) and the accompanying prospectus dated May 30, 2006 (the “base prospectus”).  Terms used here have the meanings given to them in the MTN prospectus supplement or the base prospectus, unless the context requires otherwise.

General:

•      Senior unsecured obligations of Lehman Brothers Holdings Inc.

•      CUSIP: 5252M0DN4

•      ISIN: US5252M0DN44

•      Index: The Lehman Brothers Macro Quantitative Currency Trading Strategies (“MarQCuS”) Portfolio A (USD) Index is an index developed and maintained by Lehman Brothers International (Europe).  For further information on the Index, see “Description of the Lehman Brothers MarQCuS Portfolio A Index”.

•      The notes are designed for investors who believe that the Index will increase during the term of the notes.  The Index reflects the combined return on an equally weighted, monthly rebalanced portfolio of the six Lehman Brothers MarQCuS Indices, which themselves are rules-based foreign exchange trading indices developed and maintained by the Index Calculation Agent.

•      Maturity Date: March 1, 2011; or if such day is not a New York Business Day, the immediately succeeding Business Day.

•      Valuation Date: February 22, 2011, or if such day is not an Index Business Day, the immediately preceding Index Business Day; provided that if the Final Index Level is not available on the scheduled Valuation Date due to Index Unavailability, as described under “Index Unavailability” below, the Valuation Date may be postponed.

•      Principal Protection: Only 5% of your principal will be protected if you hold your notes to maturity.

•      Denominations: U.S.$100,000 and integral multiples of U.S.$100,000 in excess thereof.

Payments:

•      •      No interest payments during the term of the notes.

•      Redemption Amount: Each note will receive a single U.S. dollar payment on the Maturity Date (rounded to the nearest whole U.S. cent) equal to the principal amount of the note plus the Adjustment Amount, which may be negative.  If the Adjustment Amount is negative, the value of the Adjustment Amount will be subtracted from the principal amount of the notes for purposes of calculating the Redemption Amount.

•      Adjustment Amount: For each note, a single U.S. dollar payment equal to the principal amount of the note multiplied by:

(A)  Leverage x Index Return, if the Index Return is greater than or equal to 0.0%;

(B)  0%, if the Index Return is less than 0.0% but greater than the Buffer Level; or

(C)  Index Return + Protection Percentage, if the Index Return is less than the Buffer Level.

•      Leverage: 260%

•      Buffer Level: -5.0%

•      Protection Percentage: 5.0%

•      Index Return: A quotient, the numerator of which is the Final Index Level minus the Initial Index Level and the denominator of which is the Initial Index Level, expressed as a percentage.

•      Final Index Level:  The Index Level on the Valuation Date (subject to the occurrence of Index Unavailability).

•      Initial Index Level: 194.43, which is the Index Level on the Trade Date.

•      Index Level: The closing level of the Index, as calculated by the Index Calculation Agent and published on Bloomberg page LBMQMA <Index>, subject to adjustment in accordance with the Index Adjustment.

•      Calculation Agent: Lehman Brothers Inc.

•      Index Calculation Agent: Lehman Brothers International (Europe)

The Notes are not principal protected, even if held to maturity, and, if the Index Return is less than the Buffer Level (–5%), you will lose principal in proportion to the percentage by which the depreciation in the Final Index Level relative to the Initial Index Level exceeds 5%.  In such circumstances, the Redemption Amount will be less than, and potentially substantially less than, the principal amount of the Notes, and investors may lose a substantial portion of the principal they invested.

Investing in the notes involves risks.  Risk Factors begin on page PS-4 and on page S-4 of the MTN prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or any accompanying prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public offering price (1)	100.00%	U.S.$20,000,000.00
Underwriting discount (2)	1.80%	U.S.$360,000.00
Proceeds to Lehman Brothers Holdings Inc.	98.20%	U.S.$19,640,000.00

(1)  The price to public includes Lehman Brothers Holdings’ cost of hedging its obligations under the notes through one or more of its affiliates, which includes such affiliates’ expected cost of providing such hedge as well as the profit such affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

(2)  Lehman Brothers Inc. will receive commissions equal to $1,800.00 per $100,000 principal amount, or 1.80%, and may use all or a portion of these commissions to pay selling concessions or fees to other dealers. Lehman Brothers Inc. and/or an affiliate may earn additional income as a result of payments pursuant to any hedges.

The notes are expected to be ready for delivery in book-entry form only through The Depository Trust Company on or about February 29, 2008.

Lehman Brothers Inc., a wholly owned subsidiary of Lehman Brothers Holdings, makes a market in Lehman Brothers Holdings’ securities.  It may act as principal or agent in, and this pricing supplement may be used in connection with, those transactions.  Any such sales will be made at varying prices related to prevailing market prices at the time of sale.

LEHMAN BROTHERS

February 21, 2008

SUMMARY INFORMATION — Q&A

This summary highlights selected information from this pricing supplement, the underlying supplement, the MTN prospectus supplement and the base prospectus to help you understand the notes. You should carefully read this pricing supplement, the underlying supplement, the MTN prospectus supplement and the base prospectus to understand fully the terms of the notes and the tax and other considerations that are important to you in making a decision about whether to invest in the notes. You should pay special attention to the “Risk Factors” section on page PS-4 of this pricing supplement and page S-4 of the MTN prospectus supplement to determine whether an investment in the notes is appropriate for you.

What are the notes?

The notes will be a series of our senior unsecured debt that are linked to the performance of the Index.  The Index is the MarQCuS Portfolio A (USD) Index (also referred to herein as the “MarQCuS Portfolio A Index”), calculated and published by the Index Calculation Agent.  The Index reflects the combined return on an equally weighted, monthly rebalanced portfolio of the six Lehman Brothers MarQCuS Indices, which themselves are rules-based foreign exchange trading indices developed and maintained by the Index Calculation Agent.  For further information on the Index and the Lehman Brothers MarQCuS Indices, see “Description of the Lehman Brothers MarQCuS Portfolio A Index” and “The MarQCuS Indices” in the underlying supplement, respectively.

The notes will rank equally with all other unsecured debt of Lehman Brothers Holdings, except subordinated debt, and will mature on March 1, 2011 (or if such day is not a New York business day, the immediately succeeding New York business day).

What payments will I receive on the notes before maturity?

None. Unlike ordinary debt securities, the notes do not pay interest and do not guarantee any return on principal at maturity.

What will I receive if I hold the notes until the Maturity Date?

We have designed this type of note for investors who want to take a view on the value of the Index on the Valuation Date relative to the Initial Index Level of 194.43. You can review the hypothetical and actual historical performance of the Index under “Historical Performance of the MarQCuS Portfolio A Index” and “Historical Performance of the MarQCuS Indices” in the underlying supplement, respectively.

The Notes are not principal protected, even if held to maturity, and, if the Index Return is less than the Buffer Level (–5%), you will lose principal in proportion to the percentage by which the depreciation in the Final Index Level relative to the Initial Index Level exceeds 5%.  In such circumstances, the Redemption Amount will be less than, and potentially substantially less than, the principal amount of the Notes, and investors may lose a substantial portion of the principal they invested.

At maturity, you will receive for each note a single U.S. dollar payment equal to the principal amount of the note plus the Adjustment Amount, which may be negative.  If the Adjustment Amount is negative, the value of the Adjustment Amount will be subtracted from the principal amount of the notes for purposes of calculating the Redemption Amount.

The Adjustment Amount is, for each note, a single U.S. dollar payment equal to the principal amount of the note multiplied by:

(A) Leverage x Index Return, if the Index Return is greater than or equal to 0.0%;

(B) 0%, if the Index Return is less than 0.0% but greater than the Buffer Level; or

(C) Index Return + Protection Percentage, if the Index Return is less than the Buffer Level.

The Leverage is 260%.

The Buffer Level is -5.0%.

The Protection Percentage is 5.0%.

The Index Return is a quotient, the numerator of which is the Final Index Level minus the Initial Index Level and the denominator of which is the Initial Index Level, expressed as a percentage.

The Final Index Level is the closing value of the Index on the Valuation Date, as calculated by the Index Calculation Agent (subject to the occurrence of Index Unavailability).

The Initial Index Level is 194.43, which is equal to the closing value of the Index on the Trade Date, as calculated by the Index Calculation Agent.

The Index Level is the closing level of the Index, as calculated by the Index Calculation Agent and published on Bloomberg page LBMQMA <Index>

(the “Price Source”), subject to adjustment in accordance with the Index Adjustment below.

The Valuation Date is February 22, 2011, or if such day is not an Index Business Day, the immediately preceding Index Business Day; provided that if the Final Index Level is not available on the scheduled Valuation Date due to Index Unavailability, as described under “Index Unavailability” below, the Valuation Date may be postponed (as described in “Description of the Notes” below).

You can review hypothetical Redemption Amount at Maturity payment examples under “Description of the Notes—Hypothetical Redemption Amount Payment Examples”.

How will I be able to find the closing value of the Index at any point in time?

You can obtain the level of the Index at any time by calling your Lehman Brothers sales representative.

Are there any risks associated with my investment?

Yes, the notes will be subject to a number of risks. See “Risk Factors” beginning on PS-4 of this pricing supplement and page S-4 of the MTN prospectus supplement.

What about taxes?

We intend to treat the notes, and by purchasing a note you agree to treat the notes, as financial contracts subject to the Foreign Currency Rules, as described under “Certain United States Federal Income Tax Consequences” below and “Supplemental United States Federal Income Tax Consequences—Financial Contracts” in the MTN prospectus supplement.

What happens in the event of an Index Unavailability?

If the Index Calculation Agent determines in good faith that the Index Level for the Valuation Date was not published on the Price Source, the Calculation Agent will determine the Final Index Level using the Index Level published on Reuters page .LBMQMA (the “Fallback Price Source”) for such Valuation Date.

If the Index Calculation Agent determines in good faith that the Index Level for the Valuation Date was also not published on the Fallback Price Source, the Calculation Agent will calculate the Index Return using as the Final Index Level the Index Level published for the first Index Business Day succeeding the scheduled Valuation Date; provided however that if no Index Level is published on the Price Source or Fallback Price Source for each of the three scheduled Index Business Days following the scheduled Valuation Date, then (a) the third scheduled Index Business Day shall be deemed the Valuation Date and (b) the Calculation Agent will determine the Final Index Level on such third scheduled Index Business Day in good faith in accordance with the formula for and method of calculating the Index last in effect prior to commencement of the Index Unavailability, taking in to account the latest available Index Level and any other information that it deems relevant.

Who is Lehman Brothers Holdings?

Lehman Brothers Holdings Inc. and its subsidiaries (collectively “Lehman Brothers Holdings”) an innovator in global finance, serves the financial needs of corporations, governments and municipalities, institutional clients and high-net-worth clients worldwide. Lehman Brothers Holdings’ worldwide headquarters in New York and regional headquarters in London and Tokyo are complemented by offices in additional locations in North America, Europe, the Middle East, Latin America and the Asia Pacific region. See “Prospectus Summary – Lehman Brothers Holdings Inc.” and “Where You Can Find More Information” on pages 1 and 58, respectively, of the base prospectus.

You may request a copy of any document Lehman Brothers Holdings Inc. files with the Securities and Exchange Commission, or the SEC, pursuant to the Securities and Exchange Act of 1934, at no cost, by writing or telephoning Lehman Brothers Holdings at the address set forth under the caption “Where You Can Find More Information” in the base prospectus.

What are the roles of Lehman Brothers Inc. and Lehman Brothers International (Europe)?

Lehman Brothers Inc., one of our subsidiaries, will be the Calculation Agent and Lehman Brothers International (Europe) will be Index Calculation Agent for purposes of determining whether an Index Unavailability has occurred and is continuing.  Potential conflicts of interest may exist between Lehman Brothers Inc. and you as a beneficial owner of the notes. See “Risk Factors— An affiliate of ours may act as calculation agent on the notes, creating a potential conflict of interest between you and us” in the MTN prospectus supplement and “Description of the Notes” below

Can you tell me more about the effect of hedging activity by Lehman Brothers Holdings?

We expect to hedge our obligations under the notes through one or more of our affiliates. This hedging activity will likely involve trading in the component MarQCuS Indices or in other instruments, such as options, swaps or futures, based on the currencies underlying the component MarQCuS Indices. This hedging activity could adversely affect the price at which your notes will trade in the secondary market. Moreover, this hedging activity may result in us or our affiliates receiving a profit, even if the market value of the notes declines.  See “Risk Factors— The inclusion in the original issue price of the broker’s fee and Lehman Brothers Holdings Inc.’s cost of hedging its obligations under the notes through one or more of its affiliates is likely to adversely affect the value of the notes prior to maturity” below.

In what form will the notes be issued?

The notes of each series will be represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company or its nominee. Except in very limited circumstances you will not receive a certificate for your notes.

Will the notes be listed on a stock exchange?

No, the notes will not be listed on a stock exchange.

After the initial offering of the notes, Lehman Brothers Inc. intends to make a market in the notes and may stabilize or maintain the market price of the notes during the initial distribution of the notes.  However, Lehman Brothers Inc. will not be obligated to engage in any of these market activities or to continue them once they are begun. No assurance can be given as to the liquidity of the trading market for the notes.

RISK FACTORS

An investment in the notes entails certain risks not associated with an investment in conventional floating rate or fixed rate medium-term notes. See “Risk Factors” in the Series I MTN prospectus supplement.  As the notes are linked to the Index, which reflects the aggregate performance of the MarQCuS Indices (six indices of foreign currency trading strategies), an investment in the notes also entails risks associated generally with investments linked to foreign currencies, as described in “Risk Factors—Risks Relating to Currency-Indexed Notes” in the Series I MTN prospectus supplement (and for the avoidance of doubt, references to “Reference Currencies” under the caption “Risk Factors—Risks Relating to Currency-Indexed Notes”  in the Series I MTN prospectus supplement apply equally to the currencies included in the MarQCuS indices, as described below).

In addition, the notes are subject to the further specific risks discussed below.

The notes are not principal-protected, even if held to the Maturity Date, and you may lose all or a substantial portion of your investment.

The return on the notes at maturity is entirely dependent on the performance of the Index, which in turn depends on the aggregate performance of the component MarQCuS Indices.  Because the notes do not bear interest, the return on the notes will depend solely on the Redemption Amount payable at maturity. If the Index Return calculated on the Valuation Date is equal to or greater than zero — that is, if the Final Index Level has appreciated or has not depreciated relative to the Initial Index Level — the notes will pay a Redemption Amount at maturity equal to the principal amount of the notes plus an Adjustment Amount equal to the principal amount of the notes multiplied by the product of the Leverage (260%) and the Index Return.  If the Index Return calculated on the Valuation Date is less than zero — that is, if the Final Index Level observed on the Valuation Date has depreciated relative to the Initial Index Level — but is greater than the Buffer Level (–5%), then the Adjustment Amount will be zero and the Investor will receive back the principal amount of the notes.  If, however, the Index Return calculated on the Valuation Date is less than the Buffer Level (–5%) — that is, if the Final Index Level observed on the Valuation Date has depreciated relative to the Initial Index Level by more than 5% — then the Adjustment Amount will be equal to the principal amount of the notes multiplied by the sum of the negative Index Return and the Protection Percentage (5%), such that the value of the Adjustment Amount will be subtracted from the principal amount of the notes for purposes of calculating the Redemption Amount.

An investment in the notes is subject to risks associated with the performance of the Index, the MarQCuS Indices and the strategies on which the MarQCuS Indices are based.

The Index Return used to calculate the Adjustment Amount (and related Redemption Amount) payable at maturity is determined by the percentage appreciation or depreciation in the Final Index Level relative to the Initial Index Level.  The Final Index Level, in turn, is based on the combined performance of an equally weighted, monthly re-balanced portfolio of the six MarQCuS Indices, as described below under “Description of the Lehman Brothers MarQCuS Portfolio A Index”. Each MarQCuS Index is intended to reflect the total returns of a notional investment in specified foreign currency pairs based on an underlying strategy of foreign exchange trading relying on certain macro-economic factors.  If strategies underlying one or more of the MarQCuS Indices do not achieve the expected objectives, the level of the relevant MarQCuS Index, the level of the Index, and the value of the notes may be adversely affected.  No assurance can be given that the strategies used to construct the Index or the underlying MarQCuS Indices generally will be successful or that the Index or the MarQCuS Indices generally will outperform any alternative index or strategy on foreign currency or any other investment linked to foreign currencies.

The MarQCuS Indices reflect two principal types of strategies: carry strategies (as implemented through the MarQCuS Forward Bias Indices) and fundamental strategies (as implemented through the MarQCuS Fundamental Indices), each with its own risks, as described below.

Carry Strategies. Each of the MarQCuS Forward Bias Indices implements a traditional currency carry strategy that seeks to earn a return by buying currencies of countries with relatively high interest rates and simultaneously selling currencies of countries with relatively low interest rates, thereby earning a return from the combination of changes in the value of the spot return of a currency pair and the interest rate differential, or carry return, between the two countries. The performance of each of the MarQCuS Forward Bias Indices will therefore be determined by implied and realized exchange rates, volatility and interest rates.  If the currency pairs in a MarQCuS Forward Bias Index move against the direction expected by the strategy (as implied by the weightings assigned to each currency in the relevant MarQCuS Forward Bias Index), the performance of the relevant MarQCuS Forward Bias Index may be negatively affected.

Fundamental Strategies. Each of the MarQCuS Fundamental Indices implements a fundamental strategy that utilizes financial market information (including information related to equities, interest rates, commodities, and various risk measures) as signaling variables for approximate market expectations about business cycles and/or financial market conditions and, on the basis of observed historical sensitivities of various currency rates to such signals, trade such currencies in a systematic manner in response to these signaling variables. For further information on the signalling variables and their role in the MarQCuS Fundamental Indices, see “The MarQCuS Indices—MarQCuS Fundamental Indices—Trading Currency Positions in Response to Signaling Variables” in the underlying supplement.  The relevant signaling variables for particular currencies within a given MarQCuS Fundamental Index, however, may not effectively signal movements in the related currencies, and may not take into account other factors that are relevant to current or future movements in the exchange rates for such currencies. If a currency in a MarQCuS Fundamental Index does not move in the direction implied by the movement of its associated signaling variable, if a signaling variable ceases to signal or correlate to movements in the associated currency effectively, or if the exchange rate for a currency moves in relation to factors that a signaling variable does not take into account, the performance of the relevant MarQCuS Fundamental Index may be negatively affected.

An investment in the notes is subject to risks associated with investments having direct exposure to the performance of foreign currency exchange rates.

The levels of the Index and the underlying MarQCuS Indices are determined by movements in the exchange rates of the foreign currencies in which the MarQCuS Indices notionally invest (either through the Lehman Brothers Foreign Exchange (LBFX) Indices, in the case of all MarQCuS Indices other than Forward Bias EM Index, or through forward contracts in the case of the Forward Bias EM Index), in accordance with the strategies underlying the MarQCuS Indices (as described in “The MarQCuS Indices” in the underlying supplement).  Accordingly, an investment in the notes is subject to risks associated with investments in instruments directly linked to the performance of foreign currencies and factors that may affect the exchange rates for such currencies, including, but not limited to, supply and demand, global and local macroeconomic conditions, government intervention, relative interest rates, and volatility.  For further information on risks associated with instruments linked to foreign currencies, see “Risk Factors—Risks Relating to Currency-Indexed Notes” in the Series I MTN prospectus supplement. In addition, because the performance of the Index reflects only notional investments in certain foreign currency pairs, an investment in the notes will be less diversified than other investments linked to or based upon a broader range of products or assets.

Many factors affect the market value of the notes; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor.

The market value of the notes will be affected by factors that interrelate in complex ways. The effect of one factor may offset the increase in the market value of the notes caused by another factor and the effect of one factor may exacerbate the decrease in the market value of the notes caused by another factor.  For example, the market value of the notes will be affected by changes in the level of interest rates, the time to maturity of the notes (and any associated “time premium”) and the credit ratings of Lehman Brothers Holdings Inc.  In addition, the market value of the notes will also be affected by certain specific factors, which are described in the following paragraphs.

The levels of the Index and the MarQCuS Indices will affect the market value of the notes. It is expected that the market value of the notes will depend on the Index Level of the Index relative to the Initial Index Level, and in turn on the levels of the constituent MarQCuS Indices relative to their levels on the Trade Date.  If you choose to sell your notes when the Index Level of the Index is trading at a level below the Initial Index Value, or the levels of one or more of the MarQCuS Indices is trading at a level below its respective levels on the Trade Date (including, but not limited to, due to changes in the level of relative interest rates as discussed below under “—The performance of the MarQCuS Indices and LBFX Indices will depend in part on interest rate differentials for the constituent currencies, and such interest rates may be volatile”), the trading price of the notes may be adversely affected, and you may receive substantially less than the principal amount of the notes sold.

Changes in the volatility of the level of the Index may affect the market value of the notes. Volatility is the term used to describe the size and frequency of price and/or market fluctuations. If the volatility of the level of the Index decreases, in particular if uncorrelated increases or decreases in the levels of the component

MarQCuS Indices offset one another, thereby lowering the overall volatility of the Index, the market value of the notes may be adversely affected.

As a result of factors that impact the market value of the notes, selling the notes (or any fixed income investment) prior to maturity may result in a loss of principal invested.

The use of a return on the Index, which is based on the aggregate returns of the MarQCuS Indices, instead of a single MarQCuS Index or another single foreign currency investment strategy, may adversely affect the return on your investment.

The Adjustment Amount (and related Redemption Amount) payable on the notes at maturity (including, if the Adjustment Amount is negative, a Redemption Amount that is less than the principal amount of the related notes), is based on the Index Return, which is the percentage appreciation or depreciation in the Final Index Level relative to the Initial Index Level.  The Final Index Level, in turn, is based on the combined performance of an equally weighted, monthly re-balanced portfolio of the six MarQCuS Indices.  Because movements in the levels of the constituent MarQCuS Indices may not correlate with each other, at a time when the level of one or more of the MarQCuS Indices increases, the level of one or more of the other MarQCuS Indices may increase to a lesser extent or may decline. Therefore, in determining the Final Index Level and calculating the Index Return, increases in the value of one or more of the constituent MarQCuS Indices may be moderated, or wholly offset, by lesser increases or declines in the value of one or more of the other constituent MarQCuS Indices.  No assurance can be given that the Index will outperform any individual MarQCuS Index or any alternative for investing in foreign currency index that implements a single strategy.

The performance of the MarQCuS Indices and LBFX Indices will depend in part on interest rate differentials for the constituent currencies, and such interest rates may be volatile.

The levels of the LBFX Indices incorporate a carry return component, and each of the MarQCuS Forward Bias Indices implements a traditional currency carry strategy (in the case of the Forward Bias G10 Index, through notional investments in certain LBFX Indices, or, in the case of the Forward Bias EM Index, though notional investments in currency forward contracts).  For further discussion of the LBFX Indices and the MarQCuS Forward Bias Indices, see “The Lehman Brothers Foreign Exchange (LBFX) Indices” and “The MarQCuS Indices—MarQCuS Forward Bias Indices” in underlying supplement.  Carry return is the return earned by borrowing (or selling) a currency with a relatively low interest rate and lending (or buying) a currency with a relatively high interest rate. Thus, the performance of the LBFX Indices (and all of the MarQCuS Indices, other than the Forward Bias EM Index, that notionally invest in the LBFX Indices), and in particular the MarQCuS Forward Bias Indices, will depend in part on the interest rate differentials of the constituent currencies of the component currency pairs.  Interest rates, however, are subject to volatility due to a variety of factors, including:

•                  sentiment regarding underlying strength in the economies of the countries for which the currencies are legal tender;

•                  expectations regarding the level of price inflation in such countries;

•                  sentiment regarding credit quality in such countries, as well as in global credit markets generally;

•                  the policies of worldwide central banks regarding interest rates; and

•                  the performance of capital markets.

Fluctuations in interest rates could affect the levels of the LBFX Indices, the MarQCuS Indices (and in particular the MarQCuS Forward Bias Indices) and the Index, and thus the value of your notes or the Adjustment Amount (and related Redemption Amount) payable at maturity.

The inclusion in the original issue price of the broker’s fee and Lehman Brothers Holdings Inc.’s cost of hedging its obligations under the notes through one or more of its affiliates is likely to adversely affect the value of the notes prior to maturity.

The original issue price of the notes includes the broker’s fee and Lehman Brothers Holdings Inc.’s cost of hedging its obligations under the notes through one or more of its affiliates.  Such cost includes such affiliates’ expected cost of providing this hedge, as well as the profit these affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.  As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which a broker will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price.  In addition, any such prices may differ from values determined by pricing models used by a broker, as a result of such compensation or other transaction costs.

The closing levels of the MarQCuS Indices will reflect deductions for certain transaction costs.

The daily closing levels of the MarQCuS Indices may reflect the deduction of certain daily or episodic charges.  These charges reflection transaction costs associated with implementing the notional currency trading strategies underlying the relevant MarQCuS Indices. As a result of the deduction of these transaction costs, the closing levels of the MarQCuS Indices, and as a result the level of the Index (which is calculated based on the closing levels of the constituent MarQCuS Indices) will be lower than the level of the Index or MarQCuS Indices that would have prevailed had no such transaction costs been deducted.  For a further description of the transaction costs deducted from the MarQCuS Indices, see , as further described in  “The MarQCuS Indices—MarQCuS Forward Bias Indices—Forward Bias G10 Index—Transaction Costs”, “The MarQCuS Indices—MarQCuS Forward Bias Indices—Forward Bias Emerging Market (EM) Index—Transaction Costs” and “The MarQCuS Indices—MarQCuS Fundamental Indices—Overview—Transaction Costs” in the underlying supplement.

The return on your notes may not reflect all developments in the Index (or the constituent MarQCuS Indices) prior to the Valuation Date.

Because the Final Index Level will be based on the closing level of the Index on the Valuation Date, and the closing level of the Index on the Valuation Date will in turn depend on the closing levels of the constituent MarQCuS Indices on the Valuation Date, which is a single Index Business Day  near the end of the term of the notes, the Index Level and the level of one or more constituent MarQCuS Indices at other times during the term of the notes or at the Maturity Date could be higher than the Final Index Level or the closing levels of the constituent MarQCuS Indices used to calculate the Final Index Level. This difference could be particularly large if there is a significant decrease in the Index Level of the Index or the levels of one or more constituent MarQCuS Indices during the latter portion of the term of the notes or if there is significant volatility in the Index Level or closing levels of one or more constituent MarQCuS Indices during the term of the notes, especially on dates near the Valuation Date.  As a result, the Adjustment Amount (and related Redemption Amount) payable at maturity may be lower than it would have been had the Adjustment Amount (and related Redemption Amount) been determined at another point during the term of the notes.

The notes are not directly linked to the components underlying the MarQCuS Indices.

The notes are linked to the level of the Index and, accordingly, the return on your notes will reflect the aggregate performance of the constituent MarQCuS Indices.  The MarQCuS Indices in turn replicate notional currency trading positions in the Lehman Brothers Foreign Exchange (LBFX) Indices (in the case of all MarQCuS Indices other than Forward Bias EM Index) or in forward contracts (in the case of the Forward Bias EM Index), maintained in each case in accordance with the strategies underlying the respective MarQCuS Indices and net of certain specified transaction costs deducted from the MarQCuS Indices on a daily or episodic basis, as discussed above under “—The closing levels of the MarQCuS Indices will reflect deductions for certain transaction costs”.  The notes are not linked directly to the components underlying the MarQCuS Indices, including the relevant currencies, signaling variables (as discussed above under ““—An investment in the notes is subject to risks associated with the performance of the Index, the MarQCuS Indices and the strategies on which the MarQCuS Indices are based”) or other measures of financial market conditions.  The notes, therefore, will not reflect, and may be lower than, the return you would realize if the notes were linked directly to the currencies in which the MarQCuS Indices notionally invest for a similar period.

Lehman Brothers International (Europe), as Index Calculation Agent for the Index and each of the constituent MarQCuS Indices, and Lehman Brothers Inc., as calculation agent for the LBFX Indices and as Calculation Agent for the notes, each of which is an affiliate of Lehman Brothers Holdings Inc., will have the authority to make determinations that could create conflicts of interest or materially affect your notes in various ways.

As further described below in “Description of the Lehman Brothers MarQCuS Portfolio A Index”, and “The MarQCuS Indices” and “The Lehman Brothers Foreign Exchange (LBFX) Indices” in the underlying supplement, the Index and each of the MarQCuS Indices were developed, and are owned, by Lehman Brothers International (Europe), and the LBFX Indices were developed, and are owned, by Lehman Brothers Inc., each of which is an affiliate of Lehman Brothers Holdings Inc.  Lehman Brothers International (Europe) as Index Calculation Agent is responsible for, and has determinative authority over, the composition, calculation and maintenance of the Index and each of the MarQCuS Indices, and Lehman Brothers Inc. as calculation agent for the LBFX Indices, is responsible for, and has determinative authority over, the composition, calculation and maintenance of the LBFX Indices.  The judgments that Lehman Brothers International (Europe), as Index Calculation Agent for the Index and each of the MarQCuS Indices, and Lehman Brothers Inc., as calculation agent for the LBFX Indices, makes in connection with the composition, calculation and maintenance of the Index, the MarQCuS Indices and the LBFX Indices, respectively, may affect the value of the notes, the Final Index Level (or the closing levels of the constituent MarQCuS Indices used to calculate the Final Index Level or closing levels of the LBFX Indices used to calculate the MarQCuS Indices (other than the Forward Bias EM Index)) and the Adjustment Amount (and related Redemption Amount) payable on the notes at maturity.

The roles played by Lehman Brothers International (Europe) and Lehman Brothers Inc. and the exercise by them of the kinds of discretion described above could present them with a conflict of interest.  Neither Lehman Brothers International (Europe) nor Lehman Brothers Inc, in their capacities as Index Calculation Agent for the Index and each of the MarQCuS Indices and calculation agent for the LBFX Indices, respectively, has any obligation to take your interests into consideration for any reason.  In addition, in the event that Lehman Brothers International (Europe) decides to discontinue calculating and publishing either the Index or any MarQCuS Index, or Lehman Brothers Inc. decides to discontinue calculating and publishing any LBFX Index used in the calculation of the MarQCuS Indices (other than the Forward Bias EM Index), Lehman Brothers Inc., as Calculation Agent for the notes, or Lehman Brothers International (Europe), as Index Calculation Agent, has the discretion to take certain actions following such discontinuance (as described in “Index Adjustment” above, with respect to Lehman Brothers Inc. as Calculation Agent, and in “Description of the Lehman Brothers MarQCuS Portfolio A Index”  below and “The MarQCuS Indices” in the underlying supplement, with respect to Lehman Brothers International (Europe), as Index Calculation Agent), including in certain circumstances making determinations with respect to the level of the Index or constituent MarQCuS  Indices.  Such actions or determinations may adversely affect the value of the notes, the Final Index Level (or the closing levels of the constituent MarQCuS Indices used to calculate the Final Index Level) and the Adjustment Amount (and related Redemption Amount) payable on the notes.  For further risks related to potential conflicts of interest, see “Risk Factors—An affiliate of ours may act as calculation agent on the notes, creating a potential conflict of interest between you and us” in the Series I MTN prospectus supplement.

Disruptions in the currency markets may require an adjustment to the calculation of the Index or the constituent MarQCuS Indices and may adversely affect the value of the notes.

Foreign currency markets may be subject to temporary disruptions due to various factors, including the lack of liquidity in the markets and government regulation and intervention.  Such circumstances could affect the exchange rates of one or more currencies included in the Index or a constituent MarQCuS Index (or the LBFX Index for such currency, where applicable) and, therefore, could adversely affect the level of the Index or relevant MarQCuS Index and the value of your notes. In addition, in the event of such disruptions, the Index Calculation Agent for the Index and each of the MarQCuS Indices, and Lehman Brothers Inc., as calculation agent for the LBFX Indices, respectively, have the discretion to take certain actions further described in “Description of the Lehman Brothers MarQCuS Portfolio A Index” below and “The MarQCuS Indices” and “The Lehman Brothers Foreign Exchange (LBFX) Indices” in the underlying supplement, including in certain circumstances determining the level of the Index, a constituent MarQCuS Index, a relevant  LBFX Index or a component used to calculate a MarQCuS Index or LBFX Index, which actions could adversely affect the level of the Index or a constituent MarQCuS Index and, therefore, the level of the Index or relevant MarQCuS Index, the value of your notes or the Adjustment Amount (and related Redemption Amount) payable on the notes.

The Index and the constituent MarQCuS Indices have a limited history, and any information provided as to the historical performance of the Index or the MarQCuS Indices (hypothetical or otherwise) should not be regarded as indicative of future performance.

The Index was created and launched on September 27, 2007, while the constituent MarQCuS Indices were created as of March 26, 2007 (in the case of the TurnRate Index, the Major/Miner Index, and the two MarQCuS Forward Bias Index, in each case as defined below) and July 25, 2007 (in the case of the CoBALT Index and the RAFT Index, in each case as defined below) and launched on September 27, 2007.  As a result, the Index and the constituent MarQCuS Indices have short trading histories, and limited actual historical information on the performance of the Index or the MarQCuS Indices is available.  The Index Calculation Agent has calculated the hypothetical historical returns that may have resulted had the Index and the MarQCuS Indices existed in the past

(see “Historical Performance of the MarQCuS Portfolio A Index” below and “Historical Performance of the MarQCuS Indices” in the underlying supplement), but these hypothetical historical performance calculations were based on certain assumptions, including certain methodological or data source differences, and the use of alternative assumptions, methodologies or data sources for such periods may result in materially different hypothetical performance.  In addition, the strategies underlying the MarQCuS Indices were developed with reference to historical market data (for example, in the development of the MarQCuS Fundamental Indices one of the selection criteria for the signaling variable/currency pair combinations was the historical performance of a given combination), and therefore the hypothetical historical returns may exhibit “in-sample” bias.  Any information relating to historical performance of the Index or the MarQCuS Indices, hypothetical or otherwise, is furnished as a matter of information only, and should not be regarded as indicative of the range of, or trends in, fluctuations in the level of the Index or the MarQCuS Indices that may occur in the future.

You must rely on your own evaluation of the merits of an investment linked to the Index and the MarQCuS Indices.

In the ordinary course of their businesses, affiliates of Lehman Brothers Holdings Inc. may from time to time express views on expected movements in the Index, the MarQCuS Indices or the LBFX Indices, the level of one or more of the currencies included in the MarQCuS Indices or LBFX Indices, the components of the signaling variables utilized by the MarQCuS Fundamentals Indices or interest rates generally.  These views are sometimes communicated to clients who participate in foreign exchange markets, or the equity, commodity or other markets applicable to a given signaling variable component. However, these views, depending upon world-wide economic, political and other developments, may vary over differing time horizons and are subject to change. Moreover, other professionals who deal in these markets may at any time have significantly different views from those of Lehman Brothers Holdings Inc. or its affiliates.  In connection with your purchase of the notes, you should investigate the Index and each of the MarQCuS Indices, and the strategies that underlie the Index and the MarQCuS Indices, and not rely on views which may be expressed by Lehman Brothers Holdings Inc. or its affiliates in the ordinary course of their businesses with respect to the Index, the MarQCuS Indices, the LBFX Indices or any of the underlying components of these indices.

You should make such investigation as you deem appropriate as to the merits of an investment linked to the Index and the MarQCuS Indices.  Neither the offering of the notes nor any views which may from time to time be expressed by Lehman Brothers Holdings Inc. or its affiliates in the ordinary course of their businesses with respect to the Index, the MarQCuS Indices, the LBFX Indices or any of underlying components of these indices constitutes a recommendation as to the merits of an investment in your notes.

DESCRIPTION OF THE NOTES

The U.S.$20,000,000 aggregate principal amount of Buffered Return Enhanced Notes Linked to MarQCuS Portfolio A (USD) Index Due March 1, 2011 offered hereby are Medium-Term Notes, Series I, of Lehman Brothers Holdings.  The CUSIP number for the notes is 5252M0DN4 and the ISIN number is US5252M0DN44. The notes will be issued in book-entry form only, and will be eligible for transfer through the facilities of DTC or any successor depository. See “Book-Entry Procedures and Settlement” in the base prospectus.

The notes will be issued in minimum denominations of U.S.$100,000 and in integral multiples of U.S.$100,000 in excess thereof, and will have a stated “Maturity Date” of March 1, 2011 or if such day is not a New York business day, on the next following New York business day.

The notes are offered as rules-based foreign exchange trading index-linked notes with a Redemption Amount at Maturity determined by reference to the performance of the value of the Index in relation to the Initial Index Level.

The “Redemption Amount at Maturity” for each note will be a single U.S. dollar payment equal to the principal amount of the note plus the Adjustment Amount, which may be negative.  If the Adjustment Amount is negative, the value of the Adjustment Amount will be subtracted from the principal amount of the notes for purposes of calculating the Redemption Amount.

The “Index” is the MarQCuS Portfolio A (USD) Index (also referred to herein as the Portfolio A Index), calculated and published by the Index Calculation Agent.  For further information concerning the Index, see “Description of the Lehman Brothers MarQCuS Portfolio A Index” below.

The “Adjustment Amount” is, for each note, a single U.S. dollar payment equal to the principal amount of the note multiplied by:

(A)  Leverage x Index Return, if the Index Return is greater than or equal to 0.0%;

(B)  0%, if the Index Return is less than 0.0% but greater than the Buffer Level; or

(C)  Index Return + Protection Percentage, if the Index Return is less than the Buffer Level.

The “Leverage” is 260%.

The “Buffer Level” is -5.0%.

The “Protection Percentage” is 5.0%.

The “Index Return” is a quotient, the numerator of which is the Final Index Level minus the Initial Index Level and the denominator of which is the Initial Index Level, expressed as a percentage.

The “Final Index Level” is the closing value of the Index on the Valuation Date, as calculated by the Index Calculation Agent (subject to the occurrence of Index Unavailability).

The “Initial Index Level” is 194.43, which is equal to the closing value of the Index on the Trade Date, as calculated by the Index Calculation Agent.

The “Index Level” is the closing level of the Index, as calculated by the Index Calculation Agent and published on the Price Source, subject to adjustment in accordance with the Index Adjustment below.

The “Trade Date” is the date hereof.

The “Issue Date” is February 29, 2008.

The “Valuation Date” is February 22, 2011, or if such day is not an Index Business Day, the immediately preceding Index Business Day; provided that if the Final Index Level is not available on the scheduled Valuation Date due to Index Unavailability, as described under “Index Unavailability” below, the Valuation Date may be postponed (as described below).

An “Index Business Day” is a day on which commercial banks are open, including for dealings in foreign exchange in accordance with market practice of the foreign exchange market, in both London and New York.

“Index Unavailability” means that the Index Level for the Valuation Date is not published on the Price Source.

Index Unavailability

If the Index Calculation Agent determines in good faith that the Index Level for the Valuation Date was not published on the Price Source, the Calculation Agent will determine the Final Index Level using the Index Level published on the Fallback Price Source for such Valuation Date.  If the Index Calculation Agent determines in good faith that the Index Level for the Valuation Date was also not published on the Fallback Price Source, the Calculation Agent will calculate the Index Return using as the Final Index Level the Index Level published for the first Index Business Day succeeding the scheduled Valuation Date; provided however that if no Index Level is published on the Price Source or Fallback Price Source for each of the three scheduled Index Business Days following the scheduled Valuation Date, then (a) the third scheduled Index Business Day shall be deemed the Valuation Date and (b) the Calculation Agent will determine the Final Index Level on such third scheduled Index Business Day in good faith in accordance with the formula for and method of calculating the Index last in effect prior to commencement of the Index Unavailability, taking in to account the latest available Index Level and any other information that it deems relevant.

Index Adjustment

If the Index Calculation Agent discontinues publication of the Index prior to, and such discontinuation is continuing on, the Valuation Date, and the Index Calculation Agent or another entity publishes a successor or substitute index that the Calculation Agent determines in good faith to be comparable to the discontinued Index (such index, a “Successor Index”), then the Final Index Level will be determined by reference to the closing level of such Successor Index on the Valuation Date; provided, however, that the Calculation Agent may make such adjustments as it deems necessary, acting in good faith, to the level of the Successor Index so that the level of the Successor Index reflects the same level as that of the Index before it was discontinued.  Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be promptly furnished to the trustee, to the Issuer and to the holders of the notes.

If the Index Calculation Agent discontinues publication of the Index prior to, and such discontinuation is continuing on, the Valuation Date, and the Calculation Agent determines in good faith that no Successor Index is available at such time, then the Calculation Agent will determine the Final Index Level on the Valuation Date.  The Final Index Level will be computed by the Calculation Agent in accordance with the formula for and method of calculating the Index last in effect prior to such discontinuation, taking in to account the latest available Index Level and any other information that it deems relevant.

In the event that there is any error in relation to the calculation or publication of the Final Index Level and the Index Calculation Agent publishes an adjustment or correction to such Final Index Level on or prior to the Business Day immediately preceding the Maturity Date, the Calculation Agent will calculate the Redemption Amount using the Final Index Level as so adjusted or corrected.

If the Calculation Agent, acting in good faith, determines that the Index has been or will be rebased on or prior to the Valuation Date, the Index as so rebased will be used for purposes of calculating the Redemption Amount; provided, however, that the Calculation Agent may make such adjustments it considers necessary, if any, to the level of the Index so rebased so that the Final Index Level reflects the same Index Level for the Index on the Valuation Date before such rebasing.

The notes are not subject to redemption at our option or to repayment at the option of the Holders of the notes prior to the Maturity Date.

In case an event of default (as described in the base prospectus) with respect to any note shall have occurred and be continuing, the amount that may be declared due and payable upon any acceleration of the notes will be determined by the Calculation Agent for the period from and including the Issue Date to but excluding the date of early repayment and will equal, for each note, the Redemption Amount, calculated as though the date of early repayment were the Maturity Date. If a bankruptcy proceeding is commenced in respect of Lehman Brothers Holdings, the claim of the beneficial owner of a note for the period from and including the Issue Date to but excluding the date of early repayment will be capped at the Redemption Amount, calculated as though the date of the commencement of the proceeding were the Maturity Date.

Any overdue payment in respect of any note will bear interest until the date upon which all sums due in respect of such note are received by or on behalf of the relevant Holder, at the rate per annum that is the rate for deposits in U.S. dollars for a period of six months that appears on the Reuters Screen LIBOR page as of 11:00 a.m. (London time) on the first London business day following such failure to pay. Such rate will be determined by the Calculation Agent.  If interest in respect of overdue amounts is calculated for a period of less than one year, it will be calculated on the basis of a 360-day year consisting of 12 months of 30 days each, and, in the case of an incomplete month, the number of days elapsed.

The “Calculation Agent” means Lehman Brothers Inc., and the “Index Calculation Agent” means Lehman Brothers International (Europe), the determinations and calculations of which will be binding in absence of manifest error.

Hypothetical Redemption Amount at Maturity Payment Examples

The Redemption Amount payable on the notes will equal the principal amount of the notes plus an Adjustment Amount that depends on the Index Return (equal to the appreciation or depreciation in the Final Index Level relative to the Initial Index Level).  The Adjustment Amount may be negative (meaning that, if the Adjustment Amount is negative, the value of the Adjustment Amount will effectively be subtracted from the principal amount of the notes for purposes of calculating the Redemption Amount).

•                  If the Index Return is equal to or greater than zero — that is, if the Final Index Level has appreciated or has not depreciated relative to the Initial Index Level — the Adjustment Amount will be equal to the principal amount of the notes multiplied by the product of the Leverage (260%) and the Index Return.

•                  If the Index Return is less than zero — that is, if the Final Index Level has depreciated relative to the Initial Index Level — but is greater than the Buffer Level (–5.0%), then the Adjustment Amount will be zero and the Investor will receive back the principal amount of the notes.

•                  If the Index Return calculated on the Valuation Date is less than the Buffer Level (–5.0%) — that is, if the Final Index Level observed on the Valuation Date has depreciated relative to the Initial Index Level by more than 5% — then the Adjustment Amount will be equal to the principal amount of the notes multiplied by the sum of the negative Index Return and the Protection Percentage (5%), such that the value of the Adjustment Amount will be subtracted from the principal amount of the notes for purposes of calculating the Redemption Amount.

The notes are not principal protected, even if held to maturity, and, if the Index Return is less than the Buffer Level (–5%), you will lose principal in proportion to the percentage by which the depreciation in the Final Index Level relative to the Initial Index Level exceeds 5%.  In such circumstances, the Redemption Amount will be less than, and potentially substantially less than, the principal amount of the notes, and investors may lose a substantial portion of the principal they invested.  The table below illustrates the hypothetical Adjustment Amount and Redemption Amount payable at maturity per $100,000 principal amount of notes, based on values of 260% for the Leverage and 194.43 for the Initial Index Level (each of which was determined on the Trade Date), as well as a hypothetical series of Final Index Levels and consequent range for the Index Return from 30% to -30% (i.e., from 30% appreciation to 30% depreciation in the Final Index Level relative to the Initial Index Level).  The following results are based solely on the hypothetical examples cited; the Final Index Level and resulting Index Return have been chosen arbitrarily for the purpose of these examples and should not be taken as indicative of the future performance of the Index.  Numbers used in these examples have been rounded for ease of analysis.

Final Index Level	Index Return	Leverage	Adjustment Amount	Redemption Amount
252.76	30.0%	260%	$78,000	$178,000
243.04	25.0%	260%	$65,000	$165,000
233.32	20.0%	260%	$52,000	$152,000
223.59	15.0%	260%	$39,000	$139,000
213.87	10.0%	260%	$26,000	$126,000
204.15	5.0%	260%	$13,000	$113,000
194.43	0.0%	260%	$0	$100,000
184.70	–5.0%	N/A	–$0	$100,000
174.98	–10.0%	N/A	–$5,000	$95,000
165.26	–15.0%	N/A	–$10,000	$90,000
155.54	–20.0%	N/A	–$15,000	$85,000
145.82	–25.0%	N/A	–$20,000	$80,000
136.10	–30.0%	N/A	–$25,000	$75,000

The following examples illustrate how the Adjustment Amounts and Redemption Amounts set forth in the table above are calculated.

Example 1:  The Final Index Level on the Valuation Date is 233.32, resulting in an Index Return of 20.0% (a 20% increase relative to the Initial Index Level of 194.43) and a Redemption Amount of $152,000.

Because the Index Return is greater than zero, the Adjustment Amount per $100,000 note is equal to $52,000 (the product of $100,000 times the Leverage of 260% times the Index Return of 20.0%) and the Redemption Amount is equal to $152,000 (the sum of $100,000 and the Adjustment Amount), calculated as follows:

Redemption Amount = $100,000 + [$100,000 * {(233.32 - 194.43) / 194.43} * 260%] = $152,000

Example 2:  The Final Index Level on the Valuation Date is 204.15, resulting in an Index Return of 5.0% (a 5% increase relative to the Initial Index Level of 194.43) and a Redemption Amount of $113,000.

Because the Index Return is greater than zero, the Adjustment Amount per $100,000 note is equal to $13,000 (the product of $100,000 times the Leverage of 260% times the Index Return of 5.0%) and the Redemption Amount is equal to $113,000 (the sum of $100,000 and the Adjustment Amount), calculated as follows:

Redemption Amount = $100,000 + [$100,000 * {(204.15 - 194.43) / 194.43} * 260%] = $113,000

Example 3:  The Final Index Level on the Valuation Date is 188.59, resulting in an Index Return of -3% (a 3% decrease relative to the Initial Index Level of 194.43) and a Redemption Amount of $100,000 within the 5% buffer level, the repayment of principal invested, with no additional return.

Because the Index Return is less than zero but greater than –5%, the Adjustment Amount per $100,000 note is equal to $0 (the product of $100,000 times the Index Return of 0%) and the Redemption Amount is equal to $100,000 (the sum of $100,000 and the negative Adjustment Amount, effectively the subtraction of the Adjustment Amount from the principal amount of the notes),

Example 4:  The Final Index Level on the Valuation Date is 136.10, resulting in an Index Return of -30.0% (a 30% decrease relative to the Initial Index Level of 194.43) and a Redemption Amount of $75,000, a loss of $25,000 of the principal invested.

Because the Index Return is less than zero, the Adjustment Amount per $100,000 note is equal to -$25,000 (the product of $100,000 times the Index Return of -30.0% plus the Protection Percentage of 5%) and the Redemption Amount is equal to $75,000 (the sum of $100,000 and the negative Adjustment Amount, effectively the subtraction of the Adjustment Amount from the principal amount of the notes), calculated as follows:

Redemption Amount = $100,000 + [$100,000 * {(136.10 - 194.43) / 194.43} + 0.05] = $75,000

Example 5:  The Final Index Level on the Valuation Date is 194.43, unchanged from the Initial Index Level of 194.43, resulting in an Index Return of 0.0% and a Redemption Amount of $100,000, the repayment of principal invested, with no additional return.

Because the Index Return is equal to zero, the Adjustment Amount per $100,000 note is equal to $0 (the product of $100,000 times the Leverage of 260% times the Index Return of 0.0%) and the Redemption Amount is equal to $100,000 (the sum of $100,000 and the Adjustment Amount), calculated as follows:

Redemption Amount = $100,000 + [$100,000 * {(194.43 - 194.43) / 194.43} * 260%] = $100,000

HISTORICAL PERFORMANCE OF THE MARQCUS PORTFOLIO A INDEX

The MarQCuS Portfolio A Index reflects the combined return on an equally weighted portfolio of the six Lehman Brothers MarQCuS Indices.  The MarQCuS Portfolio A Index was created and launched on September 27, 2007, with the level of the Index set to 100 as of January 2, 1997; as a result, the Index has a short trading history, and limited actual historical information on the performance of the Index is available.

The following graphs show the hypothetical and actual historical levels of the Index at the end of each week in (a) the period from the week ending January 3, 1997 through the week ending December 28, 2007, and (b) from the week ending February 18, 2005 through the week ending February 15, 2008.  As described above, hypothetical and actual historical levels of the Index reflect the composite performance of an equally weighted, monthly rebalanced portfolio of the six Lehman Brothers MarQCuS Indices.  As described in “Historical Performance of the MarQCuS Indices” in the underlying supplement, the MarQCuS Indices were created, and reflect actual data as of March 26, 2007 (in the case of the TurnRate Index, the Major/Miner Index and the two MarQCuS Forward Bias Indices) and July 25, 2007 (in the case of the CoBALT Index and the RAFT Index, in each case as defined above).  As a composite of the underlying MarQCuS Index Levels, the levels of the Index shown in the graphs below reflect actual data for the relevant constituent MarQCuS Indices as of their respective creation dates; Index levels prior to such dates, reflect the same underlying assumptions, methodologies and data sources utilized in the preparation of the hypothetical and actual historical levels of the six MarQCuS Indices, and the use of alternative assumptions, methodologies or data sources for such periods may result in materially different hypothetical performance.  For a description of the underlying assumptions, methodologies and data sources utilized in calculating the hypothetical and actual historical levels of the six MarQCuS Indices, see “Historical Performance of the MarQCuS Indices” in the underlying supplement.

Neither the hypothetical nor actual historical levels of the Index are indicative of the future performance of the Index, the Final Index Level, or what the value of the notes may be.  In particular, the strategies underlying the constituent MarQCuS Indices were developed with reference to historical market data (for example, in the development of the MarQCuS Fundamental Indices one of the selection criteria for the signaling variable/currency pair combinations was the historical performance of a given combination), and therefore may exhibit “in-sample” bias.  Fluctuations in the level of the Index make it difficult to predict the Final Index Level, the Index Return, or what the Adjustment Amount or Redemption Amount will be (and whether that Adjustment Amount and Redemption Amount will result in a positive return on the notes or a loss of principal invested).  Fluctuations in the hypothetical or actual historical levels of the Index may be greater or lesser than fluctuations experienced by the holders of the notes.

**          From and including September 27, 2007, the date on which the MarQCuS Portfolio A index was created, historical results reflect actual levels for the MarQCuS Portfolio A Index.  Prior to September 27, 2007, historical results reflect hypothetical levels for the MarQCuS Portfolio A Index prepared in the manner (and subject to the assumptions) described above.

**          From and including September 27, 2007, the date on which the MarQCuS Portfolio A index was created, historical results reflect actual levels for the MarQCuS Portfolio A Index.  Prior to September 27, 2007, historical results reflect hypothetical levels for the MarQCuS Portfolio A Index prepared in the manner (and subject to the assumptions) described above.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

We intend to treat the notes, and by purchasing a note you agree to treat the notes, as financial contracts subject to the Foreign Currency Rules, as described under “Supplemental United States Federal Income Tax Consequences—Financial Contracts” in the MTN prospectus supplement.  However, no statutory, judicial or administrative authority directly addresses the treatment of the notes.  The characterization and tax treatment of the notes as financial contracts are uncertain and some of the discussion under “Supplemental United States Federal Income Tax Consequences—Financial Contracts” in the prospectus supplement could be inapplicable.  Any differing treatment could affect the amount, timing, and character of income with respect to the notes.  For example, the IRS recently issued a Revenue Ruling treating certain foreign currency-linked instruments as indebtedness.  Although the terms of the notes are distinguishable from those of the Revenue Ruling, there can be no assurance that the IRS will not seek to apply the Revenue Ruling to the notes or otherwise recharacterize the notes as indebtedness.  The IRS could also assert that adjustments made to the Index, or to the underlying Lehman Brothers MarQCuS Indices, result in a taxable exchange of the notes at the time of such adjustments, which could also affect your holding period and the timing, amount and character of income recognized with respect to the notes.  The notes are subject to complex tax rules and investors should consult their own tax advisors regarding the tax treatment of the notes.

Assuming the notes are characterized as financial contracts, gain or loss upon a sale, exchange or other disposition of the notes will generally be treated as ordinary gain or loss.  Holders of certain derivative instruments are entitled to make an election under section 988 of the Code to treat any such gain or loss as capital gain or loss.  However, it is unclear whether the notes qualify for such an election.  Even if you make a valid election, any gain or loss with respect to the settlement of the notes may be treated as ordinary income or loss.  You should consult your tax advisors as to the availability and effect of such an election with respect to the notes.  In addition, the notes may be subject to the “mark-to-market” rules of section 1256 of the Code, and you could incur federal tax liability on an annual basis in respect of an increase in the value of the notes without a corresponding receipt of cash.  If you have made a valid election as described above, the “mark-to-market” rules would treat 60% of any capital gain or loss recognized on the sale, exchange, settlement or other disposition as long-term capital gain or loss, and 40% of any such gain or loss as short-term capital gain or loss.  You should consult your tax advisors with respect to the character of gain or loss with respect to the sale, exchange, settlement or other disposition of the notes.  See “Supplemental United States Federal Income Tax Consequences—Financial Contracts—Foreign Currency Rules” in the prospectus supplement.

On December 7, 2007, the IRS released a Notice indicating that the IRS and the Treasury Department are considering and seeking comments as to whether holders of instruments similar to the notes should be required to accrue income on a current basis over the term of the notes, regardless of whether any payments are made prior to maturity. In addition, the Notice provides that the IRS and the Treasury Department are considering related issues, including, among other things, whether gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax, whether the tax treatment of such instruments should vary depending upon the nature of the underlying asset, and whether such instruments should be subject to the special “constructive ownership rules” contained in section 1260 of the Code. It is not possible to predict what changes, if any, will be adopted, or when they will take effect.  Any such changes could affect the amount, timing and character of income, gain or loss in respect of the notes, possibly with retroactive effect. Holders are urged to consult their tax advisors concerning the impact of the Notice on their investment in the notes.

Subject to future developments with respect to the foregoing, we intend to continue to treat the notes for U.S. federal income tax purposes in accordance with the treatment described above.

DESCRIPTION OF THE LEHMAN BROTHERS MARQCUS PORTFOLIO A INDEX

The following is a description of the Lehman Brothers MarQCuS Portfolio A Index and the methodology for its calculation. The MarQCuS Portfolio A Index and MarQCuS generally is the intellectual property of Lehman Brothers (International (Europe) and Lehman Brothers (International (Europe) reserves all rights with respect to its ownership of the MarQCuS Portfolio A Index, MarQCuS, the MarQCuS Indices and their respective methodologies.

OVERVIEW

The MarQCuS Portfolio A Index is an index developed and maintained by Lehman Brothers International (Europe) that reflects the combined return on an equally weighted, monthly rebalanced portfolio of the six Lehman Brothers MarQCuS Indices, which themselves are rules-based foreign exchange trading indices developed and maintained by Lehman Brothers International (Europe).  Lehman Brothers International (Europe) created and launched the Lehman Brothers MarQCuS Portfolio A Index on September 27, 2007, with the level of the Index set to 100 as of January 2, 1997.   For further information on the MarQCuS Indices, see “The MarQCuS Indices” in the underlying Supplement.

The MarQCuS Portfolio A Index is designed to reflect the underlying returns generated by the six MarQCuS Indices, while utilizing the low correlation among these six underlying MarQCuS Indices to lower the volatility of returns on the portfolio.  None of Lehman Brothers International (Europe), as sponsor of the index, Lehman Brothers Holdings Inc. or Lehman Brothers Inc. provides any assurance that this strategy is or will remain valid.

The MarQCuS Portfolio A Index is a proprietary index that Lehman Brothers International (Europe) developed and calculates.  Lehman Brothers International (Europe) or any affiliate or subsidiary of its designation will act as calculation agent for the MarQCuS Portfolio A Index (the “Index Calculation Agent”). The Index Calculation Agent will calculate the level of the MarQCuS Portfolio A Index on each Index Business Day (which for purposes of the MarQCuS Portfolio A Index is a day on which commercial banks are open, including for dealings in foreign exchange in accordance with market practice of the foreign exchange market, in both London and New York), subject to certain circumstances identified below.  The Index Calculation Agent’s determination with respect to the MarQCuS Portfolio A index and interpretation of the methodologies, rules and calculations relating to the MarQCuS Portfolio A index will be final.  The methodology for determining the level of the MarQCuS Portfolio A index is subject to modification by the Index Calculation Agent under certain circumstances, as discussed below.

Levels for the MarQCuS Portfolio A Index are published once between 5:00 p.m. and 6:00 p.m., London time, on each Index Business Day.  Levels for the MarQCuS Portfolio A Index can be found on Bloomberg page LBMQMA <Index> and Reuters page .LBMQMA.

Composition of the MarQCuS Portfolio A Index

Each of the six underlying MarQCuS Indices is intended to reflect the total returns of a notional investment in specified foreign currency pairs based on an underlying strategy of foreign exchange trading relying on certain macro-economic factors.

MarQCuS consists of two types of strategies:  carry strategies and fundamental strategies.  The MarQCuS Forward Bias Indices — the Forward Bias G10 Index and the Forward Bias Emerging Market (EM) Index — are each based on the traditional currency carry strategy that seeks to earn a return by buying currencies of countries with relatively high interest rates and simultaneously selling currencies of countries with relatively low interest rates, based on the assumption that the investments in higher-yielding currencies earn the risk premia that are built into such higher-risk, higher-yielding currencies.  The MarQCuS Fundamental Indices — the TurnRate Index, Major/Miner Index, CoBALT Index and RAFT Index — utilize financial market information (including equities, rates, commodities, credit and volatility) as signals of approximate market expectations about business cycles (bullish or bearish) and/or financial market conditions (risk favoring or risk averse) and, on the basis of observed historical sensitivities of various currency rates to such signals, to trade such currencies in a systematic manner in response to these signals.

Levels for the MarQCuS Indices are published once between 5:00 p.m. and 6:00 p.m., London time, on each Index Business Day, which for purposes of each MarQCuS Index is any day that is both a London and New York Business Day.  Levels for the MarQCuS Indices can be found on the Bloomberg and Reuters pages listed below.

The Bloomberg page listed below constitutes the Price Source, and the Reuters pages the Fallback Price Source, for the respective MarQCuS Index for purposes of calculating the MarQCuS Portfolio A Index.

MarQCuS Index	Bloomberg Page (Price Source) *	Reuters Page (Fallback Price Source) *
Forward Bias G10 Index	LBMQMFG <INDEX>	.LBMQMFG
Forward Bias Emerging Market (EM) Index	LBMQMFE <INDEX>	.LBMQMFE
TurnRate Index and	LBMQMTR <INDEX>	.LBMQMTR
Major/Miner Index	LBMQMMM <INDEX>	.LBMQMMM
CoBALT Index LBFX GBP	LBMQMCO <INDEX>	.LBMQMCO
RAFT Index	LBMQMRF <INDEX>	.LBMQMRF

*

For purposes of calculating the MarQCuS Portfolio A Index, the term “Price Source” and “Fallback Price Source” includes any (a) successor page to or (b) solely in the event the Index Calculation Agent determines in good faith that the an indicated Bloomberg or Reuters pages is no longer a materially accurate source for the level of any MarQCuS Index, any replacement page for, to the indicated Bloomberg and Reuters pages, respectively, on which the level of the relevant MarQCuS Index may be published, as determined in the Index Calculation Agent acting in good faith.

Index Calculation and Rebalancing

The level of the MarQCuS Portfolio A Index on any Index Business Day is equal to the aggregate performance of an equally weighted position in each of the six individual MarQCuS Indices over one-month calculation periods commencing on the first Index Business Day of each month.  The level of the MarQCuS Portfolio A Index on any Index Business Day is calculated as follows:

MarQCuS Portfolio A Index Level on	=	MarQCuS Portfolio A	X	{	Sum of:	(1	X	MarQCuS Index i Level on Index Business Day t	) }
Index Business Day t		Index START				6		MarQCuS Index i START

For any given Index Business Day, MarQCuS Portfolio A Index START equals the level of the MarQCuS Portfolio A Index on the first Index Business Day of the month in which the Index Business Day occurs.  Similarly, MarQCuS Index i START is, for any Index Business Day, the level of the individual MarQCuS Index i on the first Index Business Day of the month in which the Index Business Day occurs.  The percentage increase or decrease in the level of the MarQCuS Portfolio A Index, or in any component MarQCuS Index i, on any Index Business Day t is therefore the percentage increase or decrease, as the case may be, as compared to the level of that index on the first Index Business Day of that month.

While the level of the MarQCuS Portfolio A Index on each Index Business Day following any first Index Business Day of a month will be based on equal one-sixth weightings for the component MarQCuS Indices, the effective  weightings in the MarQCuS Portfolio A Index will diverge over the course of that month from the equal weightings, based on the performance of the individual MarQCuS Indices (essentially, the MarQCuS Portfolio A Index will become overweighted toward those MarQCuS Indices that perform better relative to the other MarQCuS Indices, and vice versa).  By resetting on a monthly basis the start level of each MarQCuS Index against which its subsequent performance is measured, the MarQCuS Portfolio A Index effectively re-balances to maintain equal exposure to each MarQCuS Index and minimize the impact of short-term performance of any individual MarQCuS Index.

Index Calculation Modifications

The Index Calculation Agent has discretion over the determination of the level of the MarQCuS Portfolio A Index in the following circumstances:

•                  If on any Index Business Day, in the good faith determination of the Index Calculation Agent, any component MarQCuS Index is not published on the applicable Price Source for such day, the Index Calculation Agent will determine the value of the relevant MarQCuS Index: (a) using the Fallback Price Source specified in relation to such MarQCuS Index specified above; or (b) if such Fallback Price Source also fails to publish the level of the relevant MarQCuS Index, acting in good faith.

•                  In the event that there is any error in relation to the calculation or publication of the level of the MarQCuS Portfolio A Index or any component MarQCuS Index, the Index Calculation Agent will make such adjustments to each previously and/or subsequently published level of the MarQCuS Portfolio A Index or that MarQCuS Index as it deems necessary (acting in good faith) in order to rectify such error.

•                  If the Index Calculation Agent, acting in good faith, determines that a component MarQCuS Index has been or will be rebased at any time, the relevant MarQCuS Index as so rebased will be used for purposes of calculating the MarQCuS Portfolio A Index from the date of such rebasing; provided, however, that the Index Calculation Agent shall make such adjustments it considers necessary, if any, to the levels of the relevant MarQCuS Index so re-based so its level reflects the same level of the relevant MarQCuS Index before it was rebased.

•                  If the Index Calculation Agent, acting in good faith, determines that on any Index Business Day that a component MarQCuS Index (a) is no longer available or (b) has been materially modified and such modification will have a materially adverse effect on the MarQCuS Portfolio A Index, the Index Calculation Agent shall remove or replace such affected component MarQCuS Index with an alternative index or rate, variable or other component, and may make such adjustments to the level of such replacement index or rate, variable or other component as it considers necessary so that the level of the MarQCuS Portfolio A Index after such removal or replacement reflects a similar level to that calculated prior to the removal or replacement, acting in good faith.  Following the removal or replacement of a component MarQCuS Index, the Index Calculation Agent will promptly publish a notice which specifies the component MarQCuS Index removed or replaced and any designated replacement thereof.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Lehman Brothers Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the notes at the price specified on the cover of this pricing supplement. The Agent is committed to take and pay for all of the notes, if any are taken.

The Agent proposes to offer the notes initially at a price equal to the public offering price on the cover of this pricing supplement and to certain dealers at a discount not to exceed 1.80%. After the initial public offering, the public offering price and the selling terms may from time to time be varied by the Agent.

It is expected that delivery of the notes will be made against payment therefor more than three business days following the date of this pricing supplement. Trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities on any day prior to the third business day before the settlement date will be required to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement.

If the notes are sold in a market-making transaction after their initial sale, information about the purchase price and the date of the sale will be provided in a separate confirmation of sale.

U.S.$20,000,000

LEHMAN BROTHERS HOLDINGS INC.

MEDIUM-TERM NOTES, SERIES I

BUFFERED RETURN ENHANCED NOTES LINKED TO MARQCUS PORTFOLIO A (USD) INDEX

DUE MARCH 1, 2011

PRICING SUPPLEMENT

FEBRUARY 21, 2008

(INCLUDING PROSPECTUS SUPPLEMENT
DATED MAY 30, 2006 AND

PROSPECTUS

DATED MAY 30, 2006 AND

UNDERLYING SUPPLEMENT NO. FX-1

DATED JANUARY 11, 2008)

LEHMAN BROTHERS